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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the iLinc Communications, Inc. Registration Statement on Form S-8 (No. 333-71332) , the Registration Statement on Form S-3 (No. 333-113380) and the Registration Statement on Form S-3 (No. 123248) of our report dated June 13, 2006, on the consolidated balance sheet of iLinc Communications, Inc. as of March 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in iLinc Communications, Inc.'s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 13, 2006, relating to the financial statement schedule, which appears in this Form 10-K.




/s/ Epstein, Weber & Conover PLC
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Scottsdale, Arizona
June 13, 2006